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                                                                      Exhibit 99

[GRAPHIC OMITTED]

                                                                    NEWS RELEASE

CONTACT:    Media: Steve Becker (509) 495-4264 sbecker@avistacorp.com
            Investors: Dave Brukardt (509) 495-2833 dbrukardt@avistacorp.com

                                                          FOR IMMEDIATE RELEASE:
                                                          June 21, 2000
                                                          7:00 a.m. EDT

NOTE: Avista Corp. will hold a conference call for analysts at 10:30 a.m. Eastern Daylight Time on Wednesday, June 21, 2000. To participate in the conference call, dial (712) 257-2791 and use the password "Avista investor conference call."

     A replay of the conference call will be available after 1:30 p.m. EDT at
(402) 998-0613 for 48 hours following the conference call.



AVISTA CORP. INCURS SIGNIFICANT INCREASES IN ENERGY EXPENSES
DUE TO SUSTAINED PEAKS IN PURCHASED-POWER COSTS
Q2 EARNINGS EXPECTED TO BE BREAKEVEN
VALUE CREATION STRATEGIES REMAIN ON TRACK

SPOKANE, WASH.: Avista Corp. (NYSE: AVA) today announced that unprecedented sustained peaks in electric energy prices throughout the Pacific Northwest and California in May and June, compounded by a wholesale short position exceeding management guidelines, are contributing to significant losses for the second quarter at the company's regulated utility operation.

    Avista Utilities is expected to spend approximately 25 percent more for purchased power this year because of sustained price peaks, causing it to lose more than $90 million in gross margin in the second quarter due to additional power costs. If current pricing levels sustain through year-end, additional potential losses of at least $50 million in gross margin could occur.

    The company's unregulated Avista Energy unit is expected to earn an estimated $70 million or more in gross margin in the second quarter, reflecting current results as well as the mark-to-market value of its contracts. Based on current projections, Avista Corp. expects to post breakeven results for the second quarter and for the full year, before preferred dividends. This performance reflects Avista Energy's positive results and the gain on the May 4 sale of its minority interest in a coal-fired generating unit in Centralia, Wash.

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Page 2   Avista Corp. Incurs Significant Increases in Energy Expenses

    The utility's short position was compounded by the sale of the Centralia plant, which reduced its system capacity by 175 megawatts. Avista's interest in this plant was sold because of the future high environmental mitigation costs related to the plant. This transaction resulted in an estimated after-tax net gain of $34 million of which approximately $26 million will be returned to Avista Utilities' customers and the remaining $8 million net gain will be reflected in Avista Corp.'s second quarter earnings. As part of the Centralia sale, Avista Utilities entered into a favorably priced contract to purchase 175 megawatts from the Centralia plant beginning in July 2000. Because of lower power pricing at the time of the sale and historical trends, Avista Utilities did not seek to cover the months of May and June with firm commitments. In hindsight, not covering this short position was a mistake.

    Avista Utilities President Edward Turner said, "We believe the electric energy markets in the Northwest are fundamentally changing. Based on historical trends, our Avista Utilities second-quarter business plan had forecast on-peak power prices at $19 levels. In recent weeks, Avista's on-peak power costs averaged $60 per megawatt in May and over $100 per megawatt in June, with spikes as high as $750 per megawatt. Prices are at an unprecedented level, the likes of which have never been seen in the Pacific Northwest, without any apparent relationship to actual costs of generation." (Note: The attached "Mid-Columbia Weekly On-Peak Prices" chart provides additional data points on power pricing. Link to the chart at www.k.itgo.com/avista.html.)

    T. M. "Tom" Matthews, Avista Corp. chairman, president and chief executive officer, said, "We are taking extensive measures to address our power cost issues, minimize our risk and mitigate our utility's financial hardship. These efforts include company-wide administrative expense reductions, cutbacks in utility capital expenditures, the elimination of short-term wholesale commodity sales within the utility not related to optimizing resources for its customers, an aggressive review of alternatives for adding generation and an immediate request for an accounting order permitting the utility to recover its extraordinary power costs associated with utility retail operations."

    Avista's general rate case, which is pending before the Washington Utilities and Transportation Commission (WUTC), includes a request to allow Avista Utilities to implement an energy cost adjustment mechanism. This mechanism would allow increases and decreases in energy costs to be passed through to customers as incurred, without a general rate case, similar to Avista's power cost adjustment mechanism in Idaho.

    Additionally, in recognition of the need for additional generation in the Pacific Northwest, Matthews noted that the company's Avista Power unit recently broke ground on a 250-megawatt plant in Idaho. Avista Power is in the final stages of closing on a second 250-megawatt plant to be constructed next year in Oregon. Both projects will be powered by efficient, combined-cycle natural gas turbines.

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Page 3   Avista Corp. Incurs Significant Increases in Energy Expenses

        As discussed in Avista Corp.'s annual report on Form 10-K, the wholesale electric business has been a secondary, but significant, part of Avista Utilities' business strategy. The wholesale business has included marketing capacity and energy under long-term contracts and trading energy on a short-term basis. Avista Utilities will in the future eliminate all trading activity not related to optimizing its resources.

        Consistent with previous years, during the second quarter Avista Utilities made purchases of energy in order to satisfy its obligations to retail and long-term wholesale customers, to the extent that the company's own generating resources were not sufficient. Due to the spikes in power described above, the price of these purchases was significantly higher than the levels of purchased power expense recoverable from customers.

        In addition, an Avista Utilities energy trader entered into excessive levels of short-term, fixed-price contracts for wholesale sales for delivery of power through October 2000, without making matching purchases at the time. Avista Utilities was forced to buy additional power at prices significantly higher than the selling prices to cover those contracts.

        The volume of short-term wholesale sales exceeded management guidelines. When senior management became aware of the short positions, it was determined, in light of projected market conditions based on historical pricing data, that the most prudent course of action was to avoid the high costs of immediate action to offset the effect of these positions. Instead, the utility began to gradually diminish its exposure. This process has been impeded by the continuing high levels of market prices and lack of liquidity in the power markets.

        During the balance of the year, the demands on Avista Corp. cash resources are expected to increase significantly. Additional cash needs include increased purchased power expense, as well as calls for cash collateral by Avista Energy's counterparties. Avista Corp. anticipates, based on information currently available, that it will be able to satisfy all cash requirements.

        Matthews said, "We believe we are addressing all of the near-term issues facing the utility and we remain confidently focused on Avista's strategies for value creation and growth. We're continuing to create value with the growth of our industry-leading Avista Advantage B2B e-commerce business and with the development of our innovative Avista Labs PEM fuel cell subsidiary. We are in the process of identifying the best timing for unlocking the value in these businesses as well as our telecom business so we can maximize shareholder value."

        Avista Corp. is an energy, information and technology company whose utility and subsidiary operations focus on delivering superior products and providing innovative solutions to business and residential customers throughout North America.

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Page 4   Avista Corp. Incurs Significant Increases in Energy Expenses

    Avista Corp.'s affiliate companies include Avista Utilities, which operates the company's electric and natural gas generation, transmission and distribution business. Avista's non-regulated businesses include Avista Advantage, Avista Labs, Avista Communications, Avista Energy, Avista Energy Canada, Ltd., Avista Power, and Avista Ventures, the parent of Avista Development and Pentzer Corporation. Avista Corp.'s stock is traded under the ticker symbol "AVA." For more information about Avista Corp. and its affiliate businesses, visit the corporate website at www.avistacorp.com.

    Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

    This news release contains forward-looking statements regarding the company's current expectations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 1999, and Form 10-Q for the quarter ended March 31, 2000.

                                   -- 0033 --

              Note: Graphics located at www.k.itgo.com/avista.html